Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Avenue South Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 26, 2010, relating to the consolidated financial statements of Avenue South Ltd., which is contained in that Form S-1. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption Experts in the Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
Jully 26, 2010